EXHIBIT 99.1

NEWS RELEASE

CONTACT:    Dennis Long
            Pacific Financial Corporation
            (360) 533-8870

For Immediate Release

                          PACIFIC FINANCIAL CORPORATION
                     COMPLETES MERGER WITH BNW BANCORP, INC.

Aberdeen, WA. - March 1, 2004 -- Pacific Financial Corporation today announced the completion of its merger with BNW Bancorp, Inc., the parent of Bank NorthWest. The shareholders of both companies approved the merger at special meetings held on February 24, 2004, and the merger was completed effective as of the close of business on February 27, 2004.

Under the terms of the Agreement and Plan of Merger governing the merger, holders of BNW common stock will receive 0.85 shares of Pacific common stock for each BNW share that they own, and cash in lieu of any fractional shares. Pacific expects to issue approximately 637,000 shares of its common stock in the merger.

Pacific President and Chief Executive Officer Dennis Long commented, "We could not be more pleased to welcome the employees, customers and shareholders of BNW Bancorp into Pacific Financial Corporation. This merger will open an exciting new market for us and give BNW's customers access to higher lending limits and a broader product line, while continuing the community banking ethic that characterized Bank NorthWest's operations."

Added Don Zimmerman, former President of BNW, who is continuing with Pacific as Area President for Whatcom County operations, "We feel this merger is a terrific fit for us locally. We share similar cultures and business philosophies with Pacific and expect to be an even more aggressive competitor in our market area."

Pacific Financial, which is headquartered in Aberdeen, Washington, has total assets of approximately $410 million following the merger. Its banking subsidiary, the Bank of the Pacific, has historically offered financial services in western Washington through 10 branches located in Grays Harbor, Pacific and Wahkiakum Counties and a loan production office in Gearhart, Oregon. As a result of the merger, Bank of the Pacific has added the five branches in Bellingham, Washington and elsewhere in Whatcom County formerly operated by Bank NorthWest. These branches will continue to operate under the name "Bank NorthWest" following completion of the merger.

In early March, Pacific will send a letter to BNW shareholders with instructions for exchanging their BNW stock certificates for Pacific certificates.

Forward-Looking Statements

This press release contains certain "forward-looking statements." The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: difficulties in integrating our existing products, services, and operations with those of BNW; our ability to attract and retain customers and employees;

                                      -1-

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general economic conditions;  business conditions in the banking industry; world events  and  their  impact  on  interest  rates and  customers;  the  regulatory
environment;   increased  competition  with  community,  regional  and  national financial institutions; and higher-than-expected loan delinquencies. Readers are cautioned not to place undue reliance on these forward-looking statements. Pacific Financial Corporation does not undertake any obligation to publicly revise or update forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents that Pacific files from time to time with the SEC. These documents are available on the SEC's Internet site (http://www.sec.gov) and through links at Bank of the Pacific's website at www.thebankofpacific.com.

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